Exhibit 99.1
For Immediate Release
ShopNBC Reports Fiscal First Quarter 2010 Results
MINNEAPOLIS, MN — May 19, 2010 —
•	ShopNBC adjusted EBITDA loss of ($4.3) million vs. ($6.8) million in the prior year

•	Gross Margin increased 510 bps to 36.6% vs. 31.5% last year

•	ShopNBC e-commerce sales penetration at 39.6%
ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in multi-media retailing, today announced financial results for its fiscal first quarter ended May 1, 2010.
SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

		Q1
	For the three months ending
	5/1/2010	5/2/2009	Change
Net Sales	$125.0	$133.8	-6.6%
EBITDA, as adjusted	$(4.3)	$(6.8)	36.8%
Net Loss	$(11.0)	$(12.0)	8.7%

Homes (Average 000s)	75,681	72,929	3.8%
Net Shipped Units (000s)	1,079	877	23.0%
Average Price Point	$108	$144	-25.0%
Return Rate %	19.2%	21.7%	-250 bps
Gross Margin %	36.6%	31.5%	510 bps
Internet Net Sales %	39.6%	30.1%	950 bps
New Customers — 12 month rolling	548,731	372,005	47.5%
Active Customers — 12 month rolling	1,050,599	807,603	30.1%
First Quarter 2010 Results
First quarter revenues were $125.0 million, a 6.6% decrease from the same period last year, primarily due to lower sales in Consumer Electronics. The company continued to strategically lower its net average selling price to $108 vs. $144 in the year-ago quarter, while increasing net shipped units by 23%. E-commerce sales penetration was a record 39.6% of total company sales in the quarter, up 950 basis points vs. last year.
Customer trends continued to improve with new and active customers up 48% and 30%, respectively, on a 12-month rolling basis vs. same period last year. Return rates for the quarter were 19.2% vs. 21.7% in the year-ago quarter, reflecting improvements in overall customer satisfaction and strategically lowered price points.
Gross profit increased 8.4% to $45.7 million and gross profit margin improved 510 basis points to 36.6% vs. 31.5% last year, driven by merchandise margin rate improvements in several key categories.

Adjusted EBITDA was a loss of ($4.3) million compared to an Adjusted EBITDA loss of ($6.8) million in the year-ago period, driven by improvements in gross margin.
Operating expenses in the first quarter increased slightly to $54.9 million, or 1.9%.
Net loss for the first quarter was ($11.0) million compared to a net loss of ($12.0) million for the same quarter last year.
Liquidity and Capital Resources
First quarter cash and cash equivalents balance ended at $25.9 million, including $5.0 million of restricted cash. The cash and cash equivalents balance is an increase of $3.8 million vs. the prior quarter driven by working capital. Additionally, the company entered into a 3-year revolving credit facility in November 2009 to finance working capital investment and fund other company growth initiatives. To date, the company has not drawn upon the line of credit. The company has a current availability of $20 million under the facility, of which $12 million of such availability is subject to meeting certain future financial objectives.
ShopNBC Strengthens Merchandising Organization
In the first quarter, Rod Ghormley joined as ShopNBC’s Vice President of Home. Previously, Mr. Ghormley served as Senior Vice President and General Merchandise Manager for ShopKo’s home division, and he held executive merchandise positions at Amazon, QVC, and Foley’s Department Stores. The company also appointed Scott Garozzo as ShopNBC’s Director of Jewelry. Previously, Mr. Garozzo served as Senior Vice President of Merchandising & Product Development at SHR & Simmons Jewelry Company. Prior to that, he held merchandising positions in the jewelry category at QVC and Lord & Taylor.
“We continued to make progress in the first quarter across the many leading indicators that drive our business,” said Keith Stewart, CEO of ShopNBC. “Our gross profit margin improved by 510 basis points to 36.6%. Our e-commerce penetration continued to perform at industry-leading levels, up 950 basis points to 39.6%. Disciplined execution in merchandising and financial planning remained in focus, reflecting well-controlled inventories, working capital management and tight expense controls, as we offered the customer a continuous flow of new and exciting merchandise.”
Added Mr. Stewart: “Looking ahead, we expect our customer activity and leading indicators to continue trending positively. While sales in the business segment of Consumer Electronics were soft in the quarter, we have clearly defined strategies in place to ensure this business improves. We remain excited about our multi-channel offerings and go-forward plans to drive the top line and deliver sustained, profitable growth.”
Conference Call Information
To participate in the conference call, please dial 1-800-369-2063 (pass code: SHOPNBC) five to ten minutes prior to the call time. If you are unable to participate live in the conference call, a replay will be available for 30 days. To access the replay, please dial 1-800-925-1214 with pass code 7467622 (keypad: SHOPNBC).
You also may participate via live audio stream by logging on to https://e-meetings.verizonbusiness.com. To access the audio stream, please use conference number 7807468 with pass code: SHOPNBC. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
EBITDA and EBITDA, as adjusted
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and write-downs; restructuring and chief executive officer transition costs; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Contact Information
Media Relations
Anthony Giombetti
agiombetti@shopnbc.com
612-308-1190
###

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	May 1,	January 30,
	2010	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$20,932	$17,000
Restricted cash and investments	4,961	5,060
Accounts receivable, net	52,901	68,891
Inventories	42,690	44,077
Prepaid expenses and other	4,198	4,333

Total current assets	125,682	139,361
Property and equipment, net	27,339	28,342
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	3,348	4,154
Other Assets	1,056	1,246

	$180,536	$196,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,251	$58,777
Accrued liabilities	39,890	26,487
Deferred revenue	728	728

Total current liabilities	83,869	85,992

Deferred revenue	970	1,153
Long Term Payable	—	4,841
Accrued Dividends — Series B Preferred Stock	6,047	4,681
Series B Mandatorily Redeemable Preferred Stock $.01 par value, 4,929,266 shares authorized; 4,929,266 shares issued and outstanding	11,531	11,243

Total liabilities	102,417	107,910

Commitments and Contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 32,686,735 and 32,672,735 shares issued and outstanding	327	327
Warrants to purchase 6,022,115 shares of common stock	637	637
Additional paid-in capital	317,507	316,721
Accumulated deficit	(240,352)	(229,381)

Total shareholders’ equity	78,119	88,304

	$180,536	$196,214

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended
	May 1,	May 2,
	2010	2009
Net sales	124,977	$133,802
Cost of sales	79,240	91,613
(exclusive of depreciation and amortization shown below)
Operating expense:
Distribution and selling	46,042	45,239
General and administrative	4,768	4,627
Depreciation and amortization	3,690	3,789
Restructuring costs	376	104
CEO transition costs	—	77

Total operating expense	54,876	53,836

Operating loss	(9,139)	(11,647)

Other income (expense):
Interest income	42	216
Interest expense	(1,850)	(743)

Total other expense	(1,808)	(527)

Loss before income taxes	(10,947)	(12,174)
Income tax (provision) benefit	(24)	162

Net loss	(10,971)	(12,012)
Excess of preferred stock carrying value over redemption value	—	27,362
Accretion of redeemable Series A preferred stock	—	(62)

Net income (loss) available to common shareholders	$(10,971)	$15,288

Net income (loss) per common share	$(0.34)	$0.46

Net income (loss) per common share —assuming dilution	$(0.34)	$0.46

Weighted average number of common shares outstanding:
Basic	32,679,504	33,103,736

Diluted	32,679,504	33,110,074

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of EBITDA, as adjusted, to Net Loss:

	For the Three Month Periods Ended
	May 1,	May 2,
	2010	2009

EBITDA, as adjusted (000’s)	$(4,292)	$(6,789)
Less:
Restructuring costs	(376)	(104)
CEO transition costs	—	(77)
Non-cash share-based compensation	(781)	(888)

EBITDA (as defined) (a)	(5,449)	(7,858)

A reconciliation of EBITDA to net loss is as follows:

EBITDA, as defined	(5,449)	(7,858)
Adjustments:
Depreciation and amortization	(3,690)	(3,789)
Interest income	42	216
Interest expense	(1,850)	(743)
Income taxes	(24)	162

Net loss	$(10,971)	$(12,012)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-operating gains (losses); non-cash impairment charges and writedowns, restructuring and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance when given. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.